Exhibit 10.1

CONTRACT FOR SERVICES OF INDEPENDENT CONTRACTOR

A Contract Between the State of Nevada

Acting By and Through Its

Nevada Department of Health and Human Services

Health Care Financing and Policy Division

1100 East William Street, Suite 116

Carson City, Nevada 89710

Contact: Charles Duarte, Administrator

Telephone: (775) 684-3677 Fax: (775) 684-3677

Email: cduarte@dhcfp.state.nv.us

and

Health Plan of Nevada

2720-2 North Tenaya Way

Las Vegas, NV 89128

Contact: Kelly Simonson

Telephone: (702) 242-7497 Fax: (702) 869-2481

Email: kellys@sierrahealth.com

1. REQUIRED APPROVAL. This Contract shall not become effective until and unless approved by the Nevada State Board of Examiners, the United States Department of Health and Human Services, and the Nevada Attorney General. It is contingent upon the availability of both federal and State funds. The contract shall not become effective until and unless the Contractor successfully passes a pre-implementation review by State staff or its agent. Any services provided by the Contractor, or its subcontractors, before such a contract is effective or after it ceases to be effective are provided at the sole risk of the Contractor. WHEREAS, NRS 284.173 authorizes elective officers, heads of departments, boards, commissions or institutions to engage, subject to the approval of the Board of Examiners (BOE), services of persons as independent contractors; and WHEREAS, it has been determined the insurance coverage offered to the Division of Health Care Financing and Policy (DHCFP) and provider services offered to DHCFP's designated recipients pursuant to defined and accepted actuarially sound terms herein specified are desirable and in the best interest of the State of Nevada, the Federal Government and its Title XIX (Medicaid) and Title XXI (Nevada Check Up) recipients. NOW, THEREFORE, in consideration of the aforesaid premises, the parties mutually agree as follows: Authorization to operate as a Medicaid health maintenance organization in the State of Nevada by the United States Secretary of Health and Human Services and the Insurance Commissioner of the State of Nevada are conditions precedent to the contract, and shall continue as conditions during the term of this contract.

2. DEFINITIONS. "State" means the State of Nevada and any state agency identified herein, its officers, employees and immune contractors as defined in NRS 41.0307.

3. CONTRACT TERM. This Contract shall be effective from November 1, 2006 to June 30, 2009, with two (2) optional renewal periods of one (1) year each, unless sooner terminated by either party as specified in paragraph (10).

4. SERVICE AREA. In accordance with NAC 695C.160, the geographic service area of this contract are Clark and Washoe Counties. Under NAC 695C.160, Medicaid eligible recipients are exempt from mandatory participation if they live more than twenty-five (25) miles from a managed care contracted physician and hospital.

5. NOTICE. Unless otherwise specified in paragraph 10, termination shall not be effective until one hundred-eighty (180) calendar days after a party has served written notice of default, or without cause upon the other party. All notices or other communications required or permitted to be given under this Contract shall be in writing and shall be deemed to have been duly given if delivered personally in hand, by telephonic facsimile with simultaneous regular mail, or mailed certified mail, return receipt requested, postage prepaid on the date posted, and addressed to the other party at the address specified above.

6. INCORPORATED DOCUMENTS. The parties agree that the scope of work shall be specifically described; this Contract incorporates the following attachments in descending order of constructive precedence; a Contractor's Attachment shall not contradict or supersede any State specifications, terms or conditions without written evidence of mutual assent to such change appearing in this Contract:

ATTACHMENT AA: NEGOTIATED POINTS

                                                    ATTACHMENT BB: STATE SOLICITATION;

                                                                                            SCOPE OF WORK

                                                    ATTACHMENT CC: RATE TABLE

                                                    ATTACHMENT DD: CONTRACTOR'S RESPONSE

7. CONSIDERATION. The parties agree that Contractor will provide the services specified in paragraph (6) in accordance with actuarially sound rates that are developed and reviewed annually by the Division of Healthcare Financing and Policy's contracted actuary and are reviewed and approved by CMS. The rates are provided to the Contractor and become part of the essence of the Contract. The total of the contract is not to exceed $308,010,000.00. The State does not agree to reimburse Contractor for expenses unless otherwise specified in the incorporated attachments. Any intervening end to a biennial appropriation period shall be deemed an automatic renewal (not changing the overall Contract term) or a termination as the results of legislative appropriation may require.

8. ASSENT. The parties agree that the terms and conditions listed on incorporated attachments of this Contract are also specifically a part of this Contract and are limited only by their respective order of precedence and any limitations specified. The parties' signatures to this contract shall constitute their mutual assent to the incorporated attachments without the need for signatures on each incorporated attachment.

9. INSPECTION & AUDIT.

  Books and Records. Contractor agrees to keep in accordance with Statutory Accounting Principles (SAP), consistent with the National Association of Insurance Commissioners (NAIC) Accounting Practices and Procedures Manual, subject to any deviations prescribed or permitted by an applicable regulatory authority, full, true and complete records, contracts, books, and documents as are necessary to fully disclose to the State or United States Government, or their authorized representatives, upon audits or reviews, sufficient information to determine compliance with all State and federal regulations and statutes.

  Inspection & Audit. Contractor agrees the books, records (written, electronic, computer-related or otherwise), actuarial reports, financial statements, medical records, quality assurance data using the data and information set that the Secretary has specified for use under Part C of Title XVIII, or such alternative data as the Secretary approves in consultation with the State, facilities and accounting procedures and practices of the Contractor, or any subcontractor relevant to this contract, shall be subject to inspection, examination, copying and audit during regular business hours, at various but necessary times by DHCFP or its contracted examiner(s), the State of Nevada Division of Insurance Division or its contracted examiner(s), the State Board of Health and the State Health Division or its contracted examiner(s), the Attorney General of Nevada or the State Legislative Auditor, the Comptroller General of the United States, the United States General Accounting Office, the Centers for Medicare and Medicaid Services (CMS), or any authorized representative of these entities, or any other person or entity allowed by law, for the purposes of assuring financial solvency, determining amounts payable, assuring availability, accessibility and quality assurance standards, facilitating resolution of disputes arising under the contract and investigation of any suspected Medicaid fraud or abuse by any Contractor, subcontractor or recipient. The DHCFP or its auditor shall provide a preliminary review of any audit findings to Contractor during an exit interview following the conclusion of the audit. All subcontracts shall reflect the requirements of this paragraph.

  Period of Retention. All books, records, reports, and statements relevant to this Contract must be retained for six (6) years if any federal funds are used in the Contract. The retention period runs from the date of payment for the relevant goods or services by the State, or from the date of termination of the Contract, whichever is later. Retention time shall be extended when an audit is scheduled or in progress for a period reasonably necessary to complete an audit and/or to complete any administrative and judicial litigation which may ensue. Records retention time will be extended when an audit is scheduled or in progress or in the event of any initiated or on-going litigation or appeal. The Contractor agrees to comply with all federal and state accounting procedures and requirements. Health care records may be retained in written form, or by microfilm or any other recognized form of size reduction, including, without limitation, microfiche, computer disc, magnetic tape and optical disc, which does not adversely affect their use for the purposes of NRS 629.061. The Contractor agrees to retain medical records in accordance with all provisions listed in NRS 629.051, NRS 629.061, NRS 52.260, NRS 52.325, NRS 422.570 and 42 CFR 431.17 and any other applicable federal or state law.

10. CONTRACT TERMINATION. This contract may be terminated under the conditions given in 10.a, 10.b, 10.c, 10.d. and 10.e. below:

  Mutual Consent. Any discretionary or vested right of renewal notwithstanding, this Contract may be terminated upon written notice by mutual consent of both parties without cause upon one hundred-eighty (180) calendar days notice, in writing and delivered by certified mail or in person to the other party's designated representative.

  Either Party. In the event DHCFP and the Contractor cannot reach agreement on a material change to the contract negotiated under the terms of this contract, and all reasonable efforts have been made in good faith by both parties to come to agreement on said change, then either party may, with one hundred- eighty (180) calendar days prior written notice, or by contract termination, terminate this contract without prejudice to either party. All other terms and conditions of this contract apply. By such termination, neither party may nullify obligations already incurred for performance or failure to perform prior to the date of termination.

  State Termination for Nonappropriation. The continuation of this Contract beyond the current biennium is subject to and contingent upon sufficient funds being appropriated, budgeted, and otherwise made available by the State Legislature and/or federal sources. The State may terminate this Contract, and Contractor waives any and all claim(s) for damages, effective immediately upon receipt of written notice (or any date specified therein) if for any reason the Contracting Agency's funding from State and/or federal sources is not appropriated or is withdrawn, limited, or impaired. The contract may be amended by mutual written agreement to accommodate a reduction in funds. In the event of contract termination, due to nonappropriation of funds, DHCFP will use best efforts to provide Contractor with as much advanced notice of termination as DHCFP can reasonably provide.

  DHCFP. Subject to the right to cure provisions specified in this Paragraph 10, default or breach may be declared with or without termination. Sections 10.a. and 10.b. notwithstanding, and subject to the right to cure provisions specified in this Paragraph 10, DHCFP may terminate this contract, and the Contractor is not entitled to claim damages, effective upon delivery of written notice to the Contractor, or at such later date as may be established by DHCFP, under any of the following conditions:

i. If the DHCFP has determined that the Contractor has failed to carry out the substantive terms of the contract or has failed to meet applicable requirements in section 1932, 1903(m) of the Act; or

ii. If Contractor fails to provide, either directly or through , all services called for by this Contract for any eligible recipient who chooses to enroll or is automatically enrolled with the Contractor and, at DHCFP's discretion, may subject the Contractor to intermediate sanctions under paragraph 12 and other remedies under paragraphs 11 and 12; or

iii. If any federal or State law or regulations, any waiver, or any guidelines expire, are modified, changed or interpreted in such a way that the services are no longer allowable or appropriate for purchase under this contract, or are no longer eligible for the funding proposed for payments authorized by this contract; or

iv. If any State, county, city or federal license, authorization, waiver, permit, qualification or certification required by statute, ordinance, law, or regulation to be held by Contractor to provide the goods or services required by this Contract is for any reason denied, revoked, debarred, excluded, terminated, suspended, lapsed, or not renewed; or

v. If Contractor becomes insolvent, subject to receivership, or becomes voluntarily or involuntarily subject to the jurisdiction of the bankruptcy court; or

vi. If it is found by the State that any quid pro quo or gratuities in the form of money, services, entertainment, gifts, or otherwise were offered or given by Contractor, or any agent or representative of Contractor, to any officer or employee of the State of Nevada with a view toward securing a contract or securing favorable treatment with respect to awarding, extending, amending, or making any determination with respect to the performing of such contract; or

vii. If it is found by the State that Contractor has failed to disclose any material conflict of interest relative to the performance of this Contract.

Right to Cure. Sections 10.a. and 10.b. notwithstanding, DHCFP, and consistent with Paragraph 10.f. below, the State must provide the Contractor a 15 day right to cure period with respect to any alleged breach under Paragraphs 10.a. and 10.b. If the Contractor has failed to cure the alleged breach during that 15 day period, then by prior written notice of not less than sixty (60) calendar days to the Contractor, running from the expiration of the 15 day right to cure period, DHCFP may elect to terminate the whole or any service area part of this contract, in addition to its other remedies for: (a) Contractor default (including breach of contract or intermediate sanctions); (b) failure to meet the requirements in Section 1903(m), or Section 1932 of Title XIX of the Social Security Act (SSA), or subsequent regulations. The prior written notice will explain the basis and nature of the sanction and the Contractor's right to request a pre-termination hearing as well as the date, time and place of the hearing. Such a hearing request must be in writing and received within thirty (30) calendar days of receipt of DHCFP's notice of termination. The pre-termination hearing will be conducted by the DHCFP Administrator, who will also be the decision maker. There will be no appeal rights. In these cases where a termination hearing is requested, the State may give the contractor's enrollees written notice of the State's plan to terminate the contract and may allow enrolled recipients to disenroll immediately without cause (SSA 1932(e)(4)).

Should the Contractor elect to participate in a pre-termination hearing, the State will provide the Contractor with a written hearing decision within fifteen (15) days of the close of the hearing. Should the State affirm the termination decision, the Contractor will be provided with the effective date of the termination in the written hearing decision. In addition, the State will provide enrolled recipients written notice of the termination decision and effective date as well as information consistent with 42 CFR 438.10 with regard to their options for receiving medical assistance coverage for which they are eligible following the effective date of the termination.

e. General Termination Provision. Except as otherwise provided in this contract, any termination of this contract under this paragraph shall not affect any obligations or liabilities of either party already accrued prior to such termination.

On any termination, unless otherwise specified by this contract, the Contractor shall arrange services at the Contractor's expense through the end of that month for which a full capitated payment has already been paid for that recipient. The Contractor shall provide or arrange for the provision of all covered and medically necessary services for all enrolled recipients until such time as the recipients are placed under the care of another DHCFP contracted provider, but not to exceed one hundred eighty (180) calendar days from the date of notice of contract termination. The Contractor shall be responsible for any and all costs incurred by the DHCFP for notifying its enrollees, including production and distribution of materials, as may be required to meet the requirements as set for in 42 CFR 438.710(b)(2)(iii). The Contractor shall be compensated on a prepaid, per recipient, per month payment as payment in full for any and all medically necessary covered services provided to the recipient during the transition period, and in accordance with the contract, i.e., stop-loss, capitation and SOBRA reconciliation.

Except as otherwise provided in this contract and Section 1932 of the Social Security Act (SSA), the rights and remedies of DHCFP shall not be exclusive and are in addition to any other rights and remedies provided by law or equity under this contract, including but not limited to actual damages, and reasonable attorney's fees and costs as a prevailing party. Liquidated damages may be assessed in addition to any other remedies.

  Time to Correct. Termination upon a declared default or breach may be exercised only after service of formal written notice as specified in paragraph (5), and the subsequent failure of the defaulting party within 15 calendar days of receipt of that notice to provide evidence, satisfactory to the aggrieved party, showing that the declared default or breach has been corrected.

  Winding Up Affairs Upon Termination. In the event of termination of this Contract for any reason, the parties agree that the provisions of this paragraph survive termination:

i. The parties shall account for and properly present to each other all claims for fees and expenses and pay those which are undisputed and otherwise not subject to set off under this Contract. Neither party may withhold performance of winding up provisions solely based on nonpayment of fees or expenses accrued up to the time of termination;

ii. Contractor shall satisfactorily complete work in progress at the agreed rate (or a pro rata basis if necessary) if so requested by the Contracting Agency;

iii. Contractor shall execute any documents and take any actions necessary to effectuate an assignment of this Contract if so requested by the Contracting Agency;

iv. Contractor shall recognize that the services provided as a result of this contract are vital to DHCFP and that continuity thereof must be maintained at a consistently high level without interruption. To that end, the Contractor shall, upon termination or completion of this contract, immediately proceed to complete any and all necessary care or services ordered or in progress and report results promptly. The Contractor is expected to effectively and cooperatively refer inquiries to the appropriate successor as designated by DHCFP;

v. Contractor shall preserve, protect and promptly deliver into State possession all proprietary information in accordance with paragraph (22);

vi. Contractor shall pay all outstanding provider claims for all covered medically necessary services provided to enrolled recipients up to the date of termination.

h. Contractor. In the event DHCFP fails to perform its responsibilities hereunder and breaches a provision of this contract, Contractor shall provide the breaching party with notice of its 15 day right to cure period. If State fails to cure within 15-day period by prior written notice of not less than 60 days running from the expiration of the 15 day right to cure, Contractor may elect to terminate the whole, or any service area portion of the contract.

11. SANCTIONS. Contractor agrees that all provisions of 42 C.F.R. 438 Subpart I apply. In addition to termination of the contract, DHCFP's remedies under the contract include intermediate sanctions, which may include:

a. Civil penalties in the amounts specified in 42 CFR 438.704;

b. Appointment of temporary management for the contractor as provided in 42 CFR 438.706;

c. Granting enrollees the right to terminate enrollment without cause and notifying the affected enrollees of their right to disenroll;

d. Suspensions of all new enrollments, including default enrollment, after the effective date of the sanction;

e. Suspension of payment for recipients enrolled after the effective date of the sanction until CMS or the State is satisfied that the reason for the sanction no longer exists and is not likely to recur; or

f. Any additional sanctions allowed under State statute or State regulations that address areas of noncompliance specified in 42 CFR 438.700 as well as additional areas of non compliance. Additional sanctions may include liquidated damages and imposition of plans of correction in addition to its remedies at law.

Before imposing any intermediate sanction, liquidated damages, plans of correction, or other remedy against a managed care entity, DHCFP shall provide the Contractor with notice and such other due process protections as the State may provide, except that DHCFP will not provide the Contractor with a pre-termination hearing before imposing the sanction described in SSA, Section 1932(e)(2)(B) (Temporary Management).

12. INTERMEDIATE SANCTIONS.

a. Basis for Intermediate Sanctions

i. DHCFP may impose against the Contractor intermediate sanctions if the Contractor:

1. Fails substantially to provide covered medically necessary items and services that are required (under law or under such organization's contract with the State) to be provided to an enrollee covered under the contract;

2. Imposes premiums or charges on enrollees in excess of the premiums or charges permitted under this contract;

3. Acts to discriminate among enrollees on the basis of their health status or requirements for health care services. This includes termination of enrollment or refusal to re-enroll a recipient, except as permitted by this contract, or engaging in any practice that would reasonably be expected to have the effect of denying or discouraging enrollment with the organization by eligible recipients whose medical condition or history indicates a need for substantial future medical services;

4. Misrepresentation or falsification of information furnished:

a) To the Secretary or the State, CMS, or DHCFP in furtherance of this contract; or,

b) To an enrollee, potential enrollee, or a health care provider under this contract;

5. Fails to comply with the applicable requirements of SSA, Section 1903(m)(2)(A)(x) (Physician Incentive Plan) (SSA 1932(e)(1)(A); or

6. Fails substantially to provide required encounter data, financial reports, quality reports, resolution reports and other informational reports as outlined in Attachment A to RFP 1509 as incorporated herein as Attachment BB.

ii. Sanctions may include:

1. Civil money penalties as follows:

a) Except as provided in Numbers b), c), or d) below, not more than twenty-five thousand dollars ($25,000.00) for each occurrence determined under Section 12.a.(i).

b) With respect to any occurrence under 3. or 4(a) of 12a.(i) above, not more than one hundred thousand dollars ($100,000.00) for each such determination.

c) With respect to a determination under 12.a.(i)(2) above, double the excess amount charged in violation of such subsection (and the excess amount charged shall be deducted from the penalty and returned to the individual concerned).

d) Subject to Number b) above, with respect to a determination under Section 12.a. (i) (3), fifteen thousand dollars ($15,000.00) for each individual not enrolled as a result of a practice described in such section (SSA 1932(e)(2)(A)).

2. The appointment of temporary management:

a) Optional Imposition of the sanction of Temporary Management

DHCFP may impose the optional sanction of temporary management if it finds through on-site survey, enrollee complaints, financial audits, or any other means that there is continued egregious behavior by the Contractor, including but not limited to behavior described in 42 CFR 438.700 or that is contrary to any sections of 1903(M) and 1932 of the Act; or if there is substantial risk to the enrollees' health; or the sanction is necessary to ensure the enrollees' health while improvements are made to remedy violations of 42 CFR 438.700 or until there is an orderly termination of the contract.

b) Required Imposition of the Sanction of Temporary Management

DHCFP shall impose the sanction of temporary management, regardless of any other sanction that may be imposed, if it finds that the contractor has repeatedly failed to meet substantive requirements in section 1903(m) or section 1932 of the Act or this subpart.

DHCFP will not delay the imposition of temporary management, whether optional or required, in order to provide a hearing before imposing this sanction. DHCFP will not terminate a temporary management sanction until such time as it determines the Contractor can ensure that the sanctioned behavior will not recur.

The Contractor shall pay the expenses of the temporary management, should such temporary management become necessary as determined by DHCFP. If necessary, DHCFP may recoup the expenses from the performance security required by each Contractor.

The temporary management is responsible for providing oversight of the operation and management of the Contractor upon a finding by the State that there is continued egregious behavior by the organization, or there is a substantial risk to the health of enrollees; or assurance of the health of the organization's enrollees, if there is a need for temporary management while there is an orderly termination or reorganization of the organization or improvements are made to remedy violations per 42 CFR 438.700. Temporary management under this subparagraph may not be terminated until the State has determined that the Medicaid and Nevada Check Up managed care organization has the capability to ensure that the violations shall not recur (SSA 1932(e)(2)(B).

3. Disenrollment

DHCFP shall permit recipients enrolled with the Contractor to terminate enrollment without cause upon a determination to implement the sanction of temporary management. The Contractor shall bear the expense of notifying such recipients of such right to terminate enrollment (SSA 1932(e)(2)(C)). Furthermore, DHCFP will suspend enrollment of all Title XIX and XXI recipients after the date the Secretary or the State notifies the Contractor of a determination of a violation of any requirement of SSA, Section 1903(m) or 1932(e) (SSA 1932(e)(2)(D)).

4. Suspension of payment

DHCFP shall suspend payment to the Contractor under Title XIX and XXI for recipients who are enrolled after the date the Secretary or the State notifies the Contractor of such a determination and until the Secretary or the State is satisfied that the basis for such determination has been corrected and is not likely to recur (SSA 1932(e)(2)(E)).

5. Specified intermediate sanctions imposed on chronic substandard entities

Should the Contractor repeatedly fail to meet the requirements of Sections 1903(m) and 1932(e), DHCFP (regardless of what other sanctions are provided) shall impose the sanctions described in Sections 12.a.(ii)(2). and 12.a.(ii)(3) above, (SSA 1932(e)(3)). In addition, DHCFP may impose liquidated damages. A claim for liquidated damages shall not constitute waiver of any other remedy. Liquidated damages may be imposed as follows:

a) Liquidated Damages

i) If the Contractor fails to file with DHCFP full, complete, and certified Independent Audited Financial statements within one hundred-eighty (180) calendar days of the Contractor's fiscal year end, then DHCFP may assess liquidated damages each month, or portion thereof, until such statements are received by DHCFP. The liquidated damages shall be two percent (2%) of one (1) month's capitation for each month, or prorata portion thereof.

ii) If the Contractor fails to file accurate, timely and complete quarterly and annual financial reports to DHFCP, then DHCFP may assess liquidated damages each month, or portion thereof, until these reports are received by DHCFP. The liquidated damages shall be one percent (1%) of one (1) month's capitation for each month, or prorata portion thereof.

iii) Any known or willful false statement, representation or material omission of a material fact in any financial statement or disclosure filed pursuant to this policy will cause DHCFP to impose liquidated damages sanctions. DHCFP may assess liquidated damages for one percent (1%) of one (1) month's capitation, or ten thousand dollars ($10,000.00), whichever is greater. Further, both the Contractor and any culpable employee, officer, director or agent may be subject to prosecution through the Medicaid Fraud Control Unit (MFCU) or adverse administrative action.

iv) In accordance with Attachment B to RFP 1509 as incorporated herein as Attachment BB, the sum of the quarterly financial (and other) statements must, where applicable and in accordance with GAAP and/or logical flow, reconcile to within plus or minus (+/-) ten percent (10%) of the annual audited financial statements (and other annual statements). DHCFP may, at its option, assess liquidated damages up to two percent (2%) of one (1) month's capitation in total for variances exceeding the aforementioned guidelines per quarter.

v) Liquidated damages may be imposed in addition to other remedies. When no specific liquidated damage is listed in this contract, DHCFP may assess liquidated damages in the amount of five hundred dollars ($500.00) per day if the Contractor fails to meet the conditions as set forth in this contract.

vi) In the event any subcontract is determined not to meet federal requirements and results in a federal disallowance of federal funds, the Contractor will be financially responsible to refund the amount of the federal disallowance and the corresponding State share to DHCFP. The State share will be considered liquidated damages. If such disallowance is treated as a default or breach, or otherwise subjects the Contractor to sanctions under this section, any such liquidated damages are not exclusive and are in addition to any other remedies available under this contract. All existing subcontracts requiring amendments to meet the requirements of this contract, shall be amended. All future subcontracts must meet the requirements of this contract and any amendments thereto.

The parties agree that in some cases it is foreseeable that actual damages may be difficult to calculate, and therefore liquidated damages may be imposed in lieu of, or in addition to, actual damages at the discretion of DHCFP. The Contractor will not be assessed liquidated damages when the failure of the Contractor to meet contract standards is determined to be as a result of inaccuracies in the information supplied by DHCFP, or actions or inaction on the part of DHCFP. The Contractor will not be responsible for verifying the accuracy of the information supplied by DHCFP. However, if the Contractor suspects that the information supplied by DHCFP is in error, then the Contractor must contact DHCFP, in writing, within ten (10) working days of discovery.

b) In the event that DHCFP decides to collect liquidated damages, the following procedure will be followed:

i) DHCFP will send an invoice for payment of liquidated damages to the Contractor. The invoice will explain the basis for the assessment; and

ii) The Contractor will, within thirty (30) calendar days of receipt of the invoice, either pay the invoice in full or DHCFP will withhold the amount of the liquidated damages from future capitation payments.

iii) Payment of the invoice does not relieve the Contractor of the responsibility to comply in future reporting periods and/or instances.

b. DHCFP may suspend enrollment in the Contractor's HMO with two (2) business days notice when: (a) the Contractor has a minimum of thirty percent (30%) fewer primary care providers, or a minimum of thirty percent (30%) enrolled recipients than the PCP-to-Participant ratio allows for the affected geographic service area; or (b) the Contractor's data systems are not in place or operating in such a manner to allow accurate and timely electronic transfer of information to or from DHCFP. Enrollment will not be reinstated until the condition is corrected.

DHCFP will provide the Contractor with two (2) business days advance notice of an action to limit or suspend enrollment. Contract violations that may result in such action by DHCFP include, without limitation, the following:

i. Marketing violations;

ii. Failure to meet contractual requirements on monthly, quarterly, and annual reports;

iii. Material deficiency in the Contractor's provider network;

iv. Material deficiency in quality of care and quality management issues;

v. Failure to process claims in a contractually required and timely manner;

vi. Failure to meet contractual encounter data requirements;

vii. Failing to provide or denying payments for medically necessary, covered services; and

viii. Inappropriately denying or pending claims or payments for medically necessary, covered services provided to enrollees.

c. Plan of Correction

Prior to the imposition of an intermediate sanction for non-compliance, DHCFP will provide written notice to the Contractor regarding the details of the non-compliance with directives in the form of a Plan of Correction (POC) for ameliorating the deficiencies. The POC will specify the period of time during which the Contractor must bring its performance back into compliance with contract requirements, and the criteria and standards that must be satisfied to demonstrate such compliance. DHCFP's determination to issue a POC to the Contractor shall not constitute a waiver of any and all other remedies as set forth in this contract, except as expressly set forth in this paragraph. The Contractor agrees to implement the POC in compliance as specified in this Contract, including all attachments. DHCFP may provide quality assurance monitoring to the Contractor, including but not limited to, site reviews, documentation reviews, data analysis, medical audits, customer and provider satisfaction surveys, and grievance and hearings data tracking and analysis. The quality assurance monitoring may come from DHCFP, its EQRO, or from an outside quality review agent hired by DHCFP at the expense of the Contractor. If, at the end of the specified time period, the Contractor has complied with the POC, DHCFP may take no intermediate sanctions. If, however, the Contractor has not complied with the POC, DHCFP shall proceed with the imposition of sanctions and other remedies, as it deems appropriate.

13. LIMITED LIABILITY. The State will not waive and intends to assert available NRS chapter 41 liability limitations in all cases. Contract liability of both parties shall not be subject to punitive damages. Liquidated damages shall not apply unless otherwise specified herein or in the incorporated attachments. Liquidated damages may be applied if actual damages cannot be calculated and liquidated damages are otherwise specified herein or in the incorporated attachments. Damages for any State breach shall never exceed the amount of funds appropriated for payment under this Contract, but not yet paid to Contractor, for the fiscal year budget in existence at the time of the breach.

14. FORCE MAJEURE. Neither party shall be deemed to be in violation of this Contract if it is prevented from performing any of its obligations hereunder due to strikes, failure of public transportation, civil or military authority, act of public enemy, accidents, fires, explosions, or acts of God, including, without limitation, earthquakes, floods, winds, or storms. In such an event the intervening cause must not be through the fault of the party asserting such an excuse, and the excused party is obligated to promptly perform in accordance with the terms of the Contract after the intervening cause ceases.

15. INDEMNIFICATION. To the fullest extent permitted by law, the Contractor and its subcontractors shall indemnify and hold harmless, not excluding the State's right to participate, the State and their agents, officers and employees against all injuries, death, losses, damages, claims, action, suits, liabilities, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, which may in any manner accrue against the State or their agents, officers or employees, through the intentional conduct, negligence, or omission of the Contractor, subcontractors, or their agents, officers, employees or contractors. In addition, the Contractor and any of its subcontractors agree to indemnify and hold harmless the State and its agencies, all State officers and employees and its agents, and all Contractor members and Medicaid and Nevada Check Up recipients in the event of non-payment by the Contractor to its subcontractors. The Contractor is solely responsible for payments to its subcontractors as required in this Contract, and shall indemnify the State for any costs to the State associated with the Contractor's failure to timely pay its subcontractors.

16 INDEPENDENT CONTRACTOR. Contractor is associated with the State only for the purposes and to the extent specified in this Contract, and in respect to performance of the contracted services pursuant to this Contract, Contractor is and shall be an independent contractor and, subject only to the terms of this Contract, shall have the sole right to supervise, manage, operate, control, and direct performance of the details incident to its duties under this Contract. Nothing contained in this Contract shall be deemed or construed to create a partnership or joint venture, to create relationships of an employer-employee or principal-agent, or to otherwise create any liability for the State whatsoever with respect to the indebtedness, liabilities, and obligations of Contractor or any other party. Contractor shall be solely responsible for, and the State shall have no obligation with respect to: (1) withholding of income taxes, FICA or any other taxes or fees; (2) industrial insurance coverage; (3) participation in any group insurance plans available to employees of the State; (4) participation or contributions by either Contractor or the State to the Public Employees Retirement System; (5) accumulation of vacation leave or sick leave; or (6) unemployment compensation coverage provided by the State. Contractor shall indemnify and hold State harmless from, and defend State against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses arising or incurred because of, incident to, or otherwise with respect to any such taxes or fees. Neither Contractor nor its employees, agents, or representatives shall be considered employees, agents, or representatives of the State. The State and Contractor shall evaluate the nature of services and term negotiated in order to determine "independent contractor" status and shall monitor the work relationship throughout the term of the Contract to ensure that the independent contractor relationship remains as such. To assist in determining the appropriate status (employee or independent contractor), Contractor represents as follows:

                                                                                        Contractor's Initials
		YES	NO
1	Does the Contracting Agency have the right to require control of when, where and how the independent contractor is to work?

2	Will the Contracting Agency be providing training to the independent contractor?

3	Will the Contracting Agency be furnishing the independent contractor with worker's space, equipment, tools, supplies or travel expenses?

4	Are any of the workers who assist the independent contractor in performance of his/her duties employees of the State of Nevada?

5	Does the arrangement with the independent contractor contemplate continuing or recurring work (even if the services are seasonal, part-time, or of short duration)?

6	Will the State of Nevada incur an employment liability if the independent contractor is terminated for failure to perform?

7	Is the independent contractor restricted from offering his/her services to the general public while engaged in this work relationship with the State?

17.  Unless expressly waived in writing by the State, Contractor, as an independent contractor and not an employee of the State, must carry policies of insurance in amounts specified in this Insurance Schedule and pay all taxes and fees incident hereunto. The State shall have no liability except as specified in the Contract. Contractor shall not commence work before:

1) Contractor has provided the required evidence of insurance to the Contracting Agency of the State, and

              2) The State has approved the insurance policies provided by Contractor.

Prior approval of the insurance policies by the State shall be a condition precedent to any payment of consideration under this Contract and the State's approval of any changes to insurance coverage during the course of performance shall constitute an ongoing condition subsequent this Contract. Any failure to the State to timely approve shall not constitute a waiver of the condition.

Insurance Coverage: Contractor shall, at Contractor's sole expense, procure, maintain and keep in force for the duration of the Contract the following insurance conforming to the minimum requirements specified below. Unless specifically specified herein or otherwise agreed to by the State, the required insurance shall be in effect prior to the commencement of work by Contractor and shall continue in force as appropriate until the latter of:

1. Final acceptance by the State of the completion of this Contract; or

2. Such time as the insurance is no longer required by the State under the terms of this Contract.

Any insurance or self-insurance available to the State shall be excess of and non-contributing with any insurance required from Contractor. Contractor's insurance policies shall apply on a primary basis. Until such time as the insurance is no longer required by the State, Contractor shall provide the State with renewal or replacement evidence of insurance no less than thirty (30) days before the expiration or replacement of the required insurance. If at any time during the period when insurance is required by the Contract, an insurer or surety shall fail to comply with the requirements of this Contract, as soon as Contractor has knowledge of any such failure, Contractor shall immediately notify the State and immediately replace such insurance or bond with an insurer meeting the requirements.

Workers' Compensation and Employer's Liability Insurance

 1) Contractor shall provide proof of worker's compensation insurance as required of Nevada Revised Statutes Chapters 616A through 616D inclusive.

2) Employer's Liability insurance with a minimum limit of $500,000 each employee per accident for bodily injury by accident or disease.

3) If this contract is for temporary or leased employees, an Alternate Employer endorsement must be attached to the Contractor's workers' compensation insurance policy.

4) If the Contractor qualifies as a sole proprietor as defined in NRS Chapter 616A.310, and has elected to not purchase industrial insurance for himself/herself, the sole proprietor must submit to the contracting State agency a signed affidavit so stating.

5) The Contractor shall also require and ensure that each of its subcontractors maintain workers' compensation insurance coverage.

Commercial General Liability Insurance

1) Minimum Limits required:

$ 5,000,000.00 General Aggregate

$ waived Products & Completed Operations Aggregate

$ waived Personal and Advertising Injury

$ 2,000,000.00 Each Occurrence

2) Coverage shall be on an occurrence basis and shall be at least as broad as ISO 1996 form CG 00 01 (or a substitute form providing equivalent coverage); and shall cover liability arising from premises, operations, independent contractors, completed operations, personal injury, products, civil lawsuits, Title VII actions and liability assumed under an insured contract (including the tort liability of another assumed in a business contract).

3) A separate General Aggregate limit may apply to this project.

Business Automobile Liability Insurance

1) Minimum Limit required: waived Each Occurrence for bodily injury and property damage.

2) Coverage shall be for "any auto" (including owned, non-owned and hired vehicles).

3) The policy shall be written on ISO form CA 00 01 or a substitute providing equivalent liability coverage. If necessary, the policy shall be endorsed to provide contractual liability coverage.

Professional Liability Insurance

1) Minimum Limit required: $ 2,000,000.00 Each Claim

2) Retroactive date: Prior to commencement of the performance of the contract

3) Discovery period: Three (3) years after termination date of contract.

4) A certified copy of this policy may be required.

Umbrella or Excess Liability Insurance

1) May be used to achieve the above minimum liability limits.

2) Shall be endorsed to state it is "As Broad as Primary Policy"

Commercial Crime Insurance

1) Minimum Limit required: $ waived Per Loss for Employee Dishonesty.

2) This insurance shall be underwritten on a blanket form amending the definition of "employee" to include all employees of the Vendor regardless of position or category.

Performance Security

Amount required: $ in accordance with the requirements in Contract Attachment BB

1) Security may be in the form of a certified check, cashier's check, or bond furnished by a surety company authorized to do business in this state. Note payable to the State of Nevada, only.

2) Upon successful Contract completion, the security and all interest earned, if any, shall be returned to the Contractor.

General Requirements:

    Additional Insured: By endorsement to all liability policies, except Professional Liability, evidenced by Contractor, The State of Nevada, the Division of Health Care Financing and Policy, its officers, employees and immune contractors as defined in NRS 41.0307 shall be named as additional insureds for all liability arising from the contract.

    Waiver of Subrogation: Each liability insurance policy shall provide for a waiver of subrogation as to all additional insureds.

    Cross-Liability: All required liability policies shall provide cross-liability coverage as would be achieved under the standard ISO separation of insureds clause. Deductibles and Self-Insured Retentions: Insurance maintained by Contractor shall apply on a first dollar basis without application of a deductible or self-insured retention unless otherwise specifically agreed to by the State. Such approval shall not relieve Contractor from the obligation to pay any deductible or self-insured retention. Any deductible or self-insured retention shall not exceed $5,000 per occurrence, unless otherwise approved by the Risk Management Division.

    Approved Insurer: Each insurance policy shall be:

    Issued by insurance companies authorized to do business in the State of Nevada or eligible surplus lines insurers acceptable to the State and having agents in Nevada upon whom service of process may be made, and

    Currently rated by A.M. Best as "A- VII" or better.

Evidence of Insurance:

Prior to the start of any Work, Contractor must provide the following documents to the State:

    Certificate of Insurance: The Acord 25 Certificate of Insurance form or a form substantially similar must be submitted to the State to evidence the insurance policies and coverages required of Contractor.

    Additional Insured Endorsement: An original Additional Insured Endorsement (ISO form CG20 10 11 85), signed by an authorized insurance company representative, must be submitted to the State, by attachment to the Certificate of Insurance, to evidence the endorsement of the State as additional insureds.

    Policy Cancellation Endorsement: Except for ten days notice for non-payment of premium, each insurance policy shall be endorsed to specify that without sixty (60) days prior written notice to the State of Nevada, the policy shall not be canceled, non-renewed or coverage and/or limits reduced or materially altered, and shall provide that notices required by this paragraph shall be sent by certified mail to the address specified above. A copy of this signed endorsement must be attached to the Certificate of Insurance.

    Schedule of Underlying Insurance Policies: If Umbrella or Excess policy is evidenced to comply with minimum limits, provide a copy of the Underlyer Schedule from the insurance policy.

    Review and Approval: Documents specified above must be submitted for review and approval by the State prior to the commencement of work by Contractor. Neither approval by the State nor failure to disapprove the insurance furnished by Contractor shall relieve Contractor of Contractor's full responsibility to provide the insurance required by this Contract. Compliance with the insurance requirements of this Contract shall not limit the liability of Contractor or its sub-contractors, employees or agents to the State or others, and shall be in addition to and not in lieu of any other remedy available to the State under this Contract or otherwise. The State reserves the right to request and review a copy of any required insurance policy or endorsement to assure compliance with these requirements.

Mail all required insurance documents to Contracting Agency at address specified above.

18. COMPLIANCE WITH LEGAL OBLIGATIONS. Contractor shall procure and maintain for the duration of this Contract any state, county, city or federal license, authorization, waiver, permit, qualification or certification required by statute, ordinance, law, or regulation to be held by Contractor to provide the goods or services required by this Contract. Contractor will be responsible to pay all taxes, assessments, fees, premiums, permits, and licenses required by law. Real property and personal property taxes are the responsibility of Contractor in accordance with NRS 361.157 and 361.159. Contractor agrees to be responsible for payment of any such government obligations not paid by its subcontractors during performance of this Contract. The State may set-off against consideration due any delinquent government obligation.

19. WAIVER OF BREACH. Failure to declare a breach or the actual waiver of any particular breach of the Contract or its material or nonmaterial terms by either party shall not operate as a waiver by such party of any of its rights or remedies as to any other breach.

20. SEVERABILITY. If any provision contained in this Contract is held to be unenforceable by a court of law or equity, this Contract shall be construed as if such provision did not exist and the nonenforceability of such provision shall not be held to render any other provision or provisions of this Contract unenforceable.

21. ASSIGNMENT/DELEGATION. To the extent that any assignment of any right under this Contract changes the duty of either party, increases the burden or risk involved, impairs the chances of obtaining the performance of this Contract, attempts to operate as a novation, or includes a waiver or abrogation of any defense to payment by State, such offending portion of the assignment shall be void, and shall be a breach of this Contract. The Contractor shall neither assign, sell, transfer nor delegate any rights, obligations nor duties under this Contract without the prior written consent of the State. The State will not unreasonably withhold consent.

22. STATE OWNERSHIP OF PROPRIETARY INFORMATION. Any reports, studies, surveys, encounter data, financial information, photographs, negatives or other documents or drawings, or software or modifications (except for proprietary software), prepared by the Contractor or its subcontractors in the performance of its obligations under this contract shall be the exclusive property of the State and all such materials shall be remitted to the State by the Contractor or its subcontractors upon completion, termination or cancellation of this contract. Such remittance shall be forwarded to the State, upon demand, and in a format prescribed by the State. The Contractor shall bear the total expense for compliance. The Contractor and its subcontractors shall not use, willingly allow, or cause to have such materials used for any purpose other than the performance of the Contractor's obligations under this contract without the prior written consent of DHCFP. Notwithstanding the foregoing, the State shall have no proprietary interest in any materials licensed for use by the State that are subject to patent, trademark or copyright protection.

In addition, the books, records (written, electronic, computer-related or otherwise), actuarial reports, financial statements, medical records, quality assurance data using the data and information set that the Secretary has specified for use under Part C of Title XVIII, or such alternative data as the Secretary approves in consultation with the State, facilities and accounting procedures and practices of the Contractor, or any subcontractor relevant to this contract, shall be subject to inspection, examination, copying and audit at various but necessary times with or without notice by DHCFP or its contracted examiner(s), the State of Nevada Division of Insurance or its contracted examiner(s), the State Board of Health and the State Health Division or its contracted examiner(s), the Attorney General of Nevada or the State Legislative Auditor, the Comptroller General of the United States, the United States General Accounting Office, the Centers for Medicare and Medicaid Services (CMS), or any authorized representative of these entities for the purposes of assuring financial solvency, determining amounts payable, assuring availability, accessibility and quality assurance standards, facilitating resolution of disputes arising under the contract and investigation of any suspected Medicaid fraud or abuse by any Contractor, subcontractor or recipient. All subcontracts shall reflect the requirements of this paragraph. State agrees to treat all Contractor Proprietary Information in a confidential manner.

23. PUBLIC RECORDS. Pursuant to NRS 239.010, information or documents received from Contractor may be open to public inspection and copying. The State will have the duty to disclose unless a particular record is made confidential by law or a common law balancing of interests. Contractor may clearly label individual documents as a "trade secret" or "confidential" provided that Contractor thereby agrees to indemnify and defend the State for honoring such a designation. The failure to so label any document that is released by the State shall constitute a complete waiver of any and all claims for damages caused by any release of the records. If a public records request for a labeled document is received by the State, the State will notify Contractor of the request and delay access to the material until seven working days after notification to Contractor. Within that time delay, it will be the duty of Contractor to act in protection of its labeled record. Failure to so act shall constitute a complete waiver.

24. CONFIDENTIALITY. Contractor shall keep confidential all information, in whatever form, produced, prepared, observed or received by Contractor to the extent that such information is confidential by law or otherwise required by this Contract. In addition, neither the Contractor or any of their employees, contracting physicians, or agents shall make any disclosure to any person or entity outside of the Contractor or DHCFP of any information identifying a particular recipient beyond those disclosures to qualified personnel, (defined as persons or agency representatives who are subject to standards of confidentiality that are comparable to those of the State agency), exclusively permitted by federal or State law, regulations (including 42 CFR, Part 431 F), program manuals, written guidelines, or contracts with the Department of Health and Human Services applicable to the Contractor or DHCFP. The Contractor and DHCFP may disclose information about a hospital, physician or other medical provider, unless prohibited by federal or State law or regulation. The Contractor is required to be HIPAA compliant with regard to confidentiality, privacy, electronic transactions and security.

25. REPRESENTATIONS AND CLAIMS. The Contractor shall be responsible for any representations and claims submitted or payment received on the Contractor's behalf, which claims shall be made under penalties of perjury. Any culpability for false claims, statements or documents, omissions or concealment of material facts or obtaining money by false pretenses may be prosecuted under applicable federal or State laws. For the purposes of Medicaid fraud, the Contractor and its subcontractors shall be deemed to be providers as defined in NRS 422.490, and all requests for payment or capitation payments made are deemed claims as defined in NRS 422.470 and all subcontracts shall reflect these deeming clauses. The Contractor shall require each subcontractor providing services to recipients to have a unique identifier in accordance with the system established under Section 1173(b) (SSA 1932(d)(4)). It shall be the responsibility of the Contractor to immediately report all cases of suspected fraud and abuse, inappropriate practices, or inconsistency by subcontractors, recipient members, or employees pursuant to 42 CFR 455.1(a)(1). In instances of suspected provider fraud and/or abuse, the Contractor shall provide written notification of such incidents to the DHCFP Managed Care Unit. In instances of suspected recipient fraud and abuse, the Contractor shall provide written notification to the DHCFP Managed Care Unit.

26. FEDERAL FUNDING. In the event federal funds are used for payment of all or part of this contract, the Contractor certifies, by signing this contract, that neither it or neither it nor its principals presently are, or could be, debarred, suspended, proposed for debarment, declared ineligible, voluntarily excluded from participation in this transaction by any federal department or agency. This certification is made pursuant to 42 CFR Part 1002.3, 42 USC 1320a-7(b)(8) and the regulations implementing Executive Order 12549, Debarment and Suspension, 28 CFR Part 67, Section 67.510, published as Part VII of the May 26, 1988 Federal Register (pages 19160-19211). This paragraph shall be included in all subcontracts. The Contractor must disclose ownership and control information, and information on the Contractor's owners and other persons convicted of criminal offenses against Medicare, Medicaid, or the Title XX services program as stated in 42 CFR 455.100 through 455.106.

The Contractor shall furnish DHCFP, the U.S. Secretary of Health and Human Services, or other appropriate agencies as designated by DHCFP, with such information, by copy, prior to the effective date of this contract, or as may be requested, including, but not limited to, information of ownership and control and information on persons convicted of crimes required by Title 42 of the Code of Federal Regulations, Part 455; or debarred, suspended, or otherwise excluded from any federal program. Within thirty-five (35) days of the date of request, the Contractor must provide full and complete information about the ownership of any subcontractor with whom the Contractor has had business transactions totaling more than twenty-five thousand dollars ($25,000.00) during the twelve-month (12-month) period ending on the date of request as required by 42 CFR 455.105. Failure to timely comply with the request will result in withholding of payment. Payment for services will cease on the day following the date the information was due and begin again on the day after the date on which the information was received.

The Contractor, by executing this contract, certifies that it does not currently have, pursuant to 42 USC § 1396a(p) and 42 CFR § 434.80 regarding any Contractor, any person or entity with direct or indirect ownership interest or control of five percent (5%) or more in the Contractor, any officer, director, agent, contractor or managing employee of the Contractor, who has been convicted of any offense or received certain sanctions described in 42 USC § 1320a-7(a) and (b) 8 and 42 CFR 455.100 through 455.106, that is excluded or could be excluded, or that has been debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from any federal program and any individual or entity excluded from Medicare or Medicaid participation, or debarred, suspended, or excluded from any federal program that the Contractor employs or contracts with directly or indirectly. Each Contractor shall investigate and promptly, fully disclose to DHCFP the existence of any and all above referenced convictions and sanctions by the relevant persons and entities listed above, regardless of any opinion whether or not the entity or person could be excluded in accordance with 42 CFR 455.104. Such offense or sanction includes but is not limited to any debarment or suspension as a federal contractor under 28 CFR Part 67 or other exclusions contained in 42 USC § 1320a-7, inclusive. This provision shall be required of every subcontractor receiving any payment in whole or in part from federal funds.

If the Contractor or one of the relevant persons is already debarred, suspended or excluded from a federal program or has failed to fully disclose all crimes, sanctions or offenses as called for herein, the Contractor will be summarily disqualified from contracting solely based upon a fact or facts that could be the basis of an exclusion. However, a Contractor who is found by the DHCFP or CMS to be subject to exclusion from Medicaid risk contracting will be denied a contract, or an existing contract will be made voidable by the State. This provision applies to subcontractors, and shall be included in all subcontracts.

In consideration of the State's processing of the Contractor's contract, the Contractor shall hereby waive any and all claims for damages of any kind, at law or equity, for application of the law or regulations regarding exclusions or sanctions.

In addition, pursuant to 42 CFR § 455.106, the State, at its discretion, may refuse to enter into or may terminate a contract with a Contractor, if it is determined that the Contractor did not fully and accurately disclose the identity of any person who has ownership or controlling interest in the Contractor, or is an agent or managing employee of the Contractor, that has been convicted of a criminal offense related to that person's involvement in any program under Medicare, Medicaid, or the Title XXI Services Program since the inception of those programs.

  The Contractor must disclose ownership and control information, and information on the Contractor's owners and other persons convicted of criminal offenses against Medicare, Medicaid, or the Title XXI services program as stated in 42 CFR 455.100 through 455.106.

  The Contractor shall advise DHCFP, in writing, within fourteen (14) calendar days of any change of ownership, address, or any other information pertinent to the receipt of Title XIX Medicaid and Title XXI Nevada Check Up funds.

c. The Contractor must comply with all applicable federal and State laws and regulations including Title VI of the Civil Rights Act of 1964; Title IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975; the Rehabilitation Act of 1973; and the Americans with Disabilities Act; the Equal Employment Opportunity Act (Executive Orders 11246 and 11375); the Copeland Anti-Kickback Act (18 U.S.C. 874 and 40 U.S.C. 276c); the Davis-Bacon Act, as amended (40 U.S.C. 276a to a-7); Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333); Rights to Inventions Made Under a Contract or Agreement; Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act as amended (33 U.S.C. 1251 et seq.; Byrd Anti-Lobbying Amendment (31 U.S.C. 1352); and Debarment and Suspension (Executive Orders 12549 and 12689); Energy Policy and Conservation Act. This paragraph shall be included in all subcontracts.

The Contractor shall also address in its policies and procedures regarding ADA compliance with the following issues:

    Provider refusal to treat qualified individuals with disabilities including, but not limited to, individuals with HIV/AIDS;

    The Contractor's role in ensuring providers receive available resource information on how to accommodate qualified individuals with a disability, particularly mobility-impaired enrollees, in examination rooms and for examinations;

    How the Contractor will accommodate visually- and hearing-impaired individuals, and assist its providers in communicating with these individuals;

    How the Contractor will accommodate individuals with communication-affecting disorders, and assist its providers in communicating with these individuals;

    Holding community events as part of its provider and consumer education responsibilities in places of public accommodation, i.e., facilities readily accessible to, and useable by, qualified individuals with disabilities; and

    How the Contractor will ensure it will link qualified individuals who have disabilities with the providers/specialists who have the knowledge and expertise in treating the illness, condition, and special needs of the recipients.

d. This provision shall include, but not be limited to, the following: employment; subcontracts; upgrading; demotion or transfer; recruitment or recruitment advertising; layoff or termination; rate of pay or other forms of compensation; and, selection for training, including apprenticeship. The Contractor and its subcontractors must also not discriminate against Medicaid and Nevada Check Up recipients based on the same civil rights identifiers mentioned above. Non-discrimination notices must be posted to inform recipients and employees of the Contractor's and subcontractor's non-discrimination policies and practices. These paragraphs shall be included in all subcontracts.

e. The Contractor must provide services in accordance with all applicable federal or State laws. This includes, but is not limited to, restriction on abortions as given in the Hyde Amendment; and the requirements of NRS 689B.520 ("Group plan or coverage that includes coverage for maternity care and pediatric care: Required to allow minimum stay in hospital in connection with childbirth; prohibited acts"), as referenced in NRS 695C.172.1 ("Coverage relating to complications of pregnancy") regarding a female insured for whom parturition is covered and her infant to remain in the medical facility in which the insured gave birth.

In connection with the performance of work under this contract, the Contractor and its subcontractors shall agree not to discriminate against any employee or offer for employment because of race, national origin, creed, color, sex, religion, age, physical or mental disability.

These paragraphs shall be included in all subcontracts.

27. WARRANTIES.

a. General Warranty. Contractor warrants that all services, deliverables, and/or work product under this Contract shall be completed in a workmanlike manner consistent with standards in the trade, profession, or industry; shall conform to or exceed the specifications set forth in the incorporated attachments; and shall be fit for ordinary use, of good quality, with no material defects.

b. System Compliance. Contractor warrants that any information system application(s) shall not experience abnormally ending and/or invalid and/or incorrect results from the application(s) in the operating and testing of the business of the State. This warranty includes, without limitation, century recognition, calculations that accommodate same century and multicentury formulas and data values and date data interface values that reflect the century. Pursuant to NRS 41.0321, the State is immune from liability due to any failure of any incorrect date being produced, calculated or generated by a computer or other information system.

28. SOLICITATION OF EMPLOYEES. Except as otherwise provided by law or upon written consent, the Contractor shall not knowingly solicit to engage, or engage on a full-time, part-time or other basis during the period of the contract, any professional or technical personnel who are or have been, in the past two (2) years, employed by the State of Nevada Department of Health and Human Services, the Department of Information Technology, the State of Nevada Department of Business and Industry's Insurance Division, or any other State employee who has had an interest or involvement in DHCFP's medical assistance programs or in the establishment or implementation of the Medicaid managed care program.

29. PROPER AUTHORITY. The parties hereto represent and warrant that the person executing this Contract on behalf of each party has full power and authority to enter into this Contract. Contractor acknowledges that as required by statute or regulation this Contract is effective only after approval by the State Board of Examiners and only for the period of time specified in the Contract. Any services performed by Contractor before this Contract is effective or after it ceases to be effective are performed at the sole risk of Contractor.

30. GOVERNING LAW; JURISDICTION. This Contract and the rights and obligations of the parties hereto shall be governed by, and construed according to, the laws of the State of Nevada, without giving effect to any principle of conflict-of-law that would require the application of the law of any other jurisdiction. The parties consent to the exclusive jurisdiction of the First Judicial District Court, Carson City, Nevada for enforcement of this Contract.

31. BALANCED BUDGET ACT OF 1997 AND OTHER APPLICABLE STATUTORY COMPLIANCE. In the provision of services under this contract, is believed to contain all of the requirements mandated by the federal Balanced Budget Act of 1997. The Contractor, however, shall be held liable for all mandated requirements. Subsequent requirements will be incorporated by Contract amendment the contractor and its subcontractors shall comply with all applicable federal and state statutes and regulations, and all amendments thereto, that are in effect when the contract is signed, or that come into effect during the term of the contract. This includes, but is not limited to Title XIX and Title XXI of the Social Security Act and Title 42 of the Code of Federal Regulations.

32. ENTIRE CONTRACT AND MODIFICATION. This Contract and its integrated attachment(s) along with Contractor's response to the RFP, constitute the entire agreement of the parties and such are intended as a complete and exclusive statement of the promises, representations, negotiations, discussions, and other agreements that may have been made in connection with the subject matter hereof. Unless an integrated attachment to this Contract specifically displays a mutual intent to amend a particular part of this Contract, general conflicts in language between any such attachment and this Contract shall be construed consistent with the terms of this Contract.

This agreement may be modified unilaterally by DHCFP, without consent of the Contractor if such modification is necessary to comply with federal and/or state laws, the Title XIX and/or the Title XXI State Plan, manuals, and Medicaid Policy News and regulations. Any provision of this contract which is in conflict with applicable federal and state statutes and regulations is hereby amended to conform to the provisions of those laws and regulations. DHCFP will provide written notice to the Contractor of the modification. In the event of a modification to the capitation rate, which includes, but is not limited to an expansion of services, if either party reasonably believes that the modification would cause a significant increase or decrease in the cost of providing services under the contract, then such party may request that the capitated rate be renegotiated; however, such request must be submitted to the other party in writing within thirty (30) days of receipt of written notice of modification and is limited strictly to the limitations provided by the Contractor in response to the RFP. The parties must renegotiate the capitated rate in good faith. Failure to notify the other party within thirty (30) days waives the right of the party to seek an adjustment. Implementation of any and all rate modifications is contingent upon availability and authorization to expend the necessary state/federal funds and are limited strictly by the Contractor response to the RFP. If DHCFP and the Contractor are unable to agree to the proposed rate modification, said rate modification will be considered a material change in the contract and either party may terminate this agreement as set forth in Paragraph 10.b.

Counterparts: This contract may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be signed and intend to be legally bound thereby.

Independent Contractor's Signature Date	Independent's Contractor's Title

Signature Date	Title

Signature Date	Title

Signature Date	Title

Signature - Board of Examiners	APPROVED BY BOARD OF EXAMINERS

On
Approved as to form by:	(Date)
On
Deputy Attorney General for Attorney General	(Date)

On
Deputy Attorney General for Attorney General	(Date)